Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-172296 and 333-176104 on Form S-3 and Registration Statement Nos. 333-155685 and 333-176106 on Form S-8 of our reports dated February 28, 2012, relating to the consolidated financial statements and financial statement schedules of Reinsurance Group of America, Incorporated (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in the accounting for other-than-temporary impairments, as required by accounting guidance adopted on April 1, 2009, and dated July 13, 2012 as to the effects of the retrospective application of accounting guidance adopted on January 1, 2012 relating to the accounting for costs associated with acquiring or renewing insurance contracts as described in Note 2 of the consolidated financial statements and for removing “Unaudited” from the title of Note 11), which appears in this Current Report on Form 8-K, and our report, dated February 28, 2012, on the effectiveness of Reinsurance Group of America, Incorporated’s internal control over financial reporting, which appears in the Annual Report on Form 10-K of Reinsurance Group of America, Incorporated for the year ended December 31, 2011.

/s/ DELOITTE & TOUCHE LLP

St. Louis, Missouri

July 13, 2012